Exhibit 8.1

SUBSIDIARIES OF CHINA ZENIX AUTO INTERNATIONAL LIMITED

Subsidiary	Jurisdiction of Organization

China Wheel Limited	Hong Kong

Zhengxing Wheel Group Co., Ltd.	The People’s Republic of China

Zhengxing Group Langfang Wheel Co., Ltd.	The People’s Republic of China

Zhengxing Group Chengdu Wheel Co., Ltd.	The People’s Republic of China

Zhengxing Group Hefei Wheel Co., Ltd.	The People’s Republic of China

Zhengxing Group Benxi Wheel Co., Ltd.	The People’s Republic of China

Hua’anZhengxing Wheel Co., Ltd.	The People’s Republic of China